Exhibit 99.1
Evolution Petroleum Announces Appointment of Marjorie Hargrave to its Board of Directors

HOUSTON, TX / ACCESSWIRE / March 2, 2021 / / Evolution Petroleum Corporation (NYSE American: EPM) (“Evolution” or the “Company”) today announced the appointment of Marjorie Hargrave to the Company’s Board of Directors (the “Board”), effective March 1, 2021. Ms. Hargrave will serve as Chairman of the Audit Committee of the Board.

Ms. Hargrave is an experienced executive with a background in financial management, strategic planning, M&A, risk management and investment banking. She currently serves as President and CFO of Enservco, a diversified national provider of specialized well-site services to the domestic onshore oil and gas industry. She is the former CFO of CTAP, a provider of tubing and casing to the energy industry that more than doubled its revenue to $800 million during her tenure. Prior to CTAP, Hargrave was CFO of High Sierra Energy, a midstream company that she helped grow more than 12-fold to $2.5 billion prior to its acquisition. Previous assignments include VP Finance, Black Hills Corp., Finance Consultant, Xcel Energy and VP Investment Banking, Merrill Lynch. Ms. Hargrave holds a Bachelor’s degree in economics from Boston University and a Master’s degree in economics from New York University.

Robert Herlin, Chairman of the Board, commented “We are pleased and fortunate that Marjorie has agreed to join our Board with her wealth of experience in finance, accounting and public company executive management. Her addition brings our Board back up to five members and provides outstanding financial expertise to lead audit oversight and advise management during the expected company growth.”

About Evolution Petroleum

Evolution Petroleum Corporation is an oil and gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management, and development of producing oil and gas properties onshore in the United States. The Company's long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Our largest assets are our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi field and our interest in a secondary recovery project in Wyoming’s Hamilton Dome field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.EvolutionPetroleum.com.

Company Contacts:
Jason Brown, President & CEO
Ryan Stash, SVP & CFO
(713) 935-0122
JBrown@evolutionpetroleum.com
RStash@evolutionpetroleum.com